UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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EXCHANGE ACT OF 1934
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Nuance Communications, Inc.
(Name of Registrant as Specified in Its Charter)

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Nuance Communications, Inc.
One Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000

SUPPLEMENT
TO
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on March 22, 2007

The date of this Supplement is March 15, 2007.

On February 26, 2007, Nuance Communications, Inc. (“Nuance”) filed a definitive proxy statement (the “Proxy Statement”) relating to Nuance’s 2007 Annual Meeting of Stockholders. Nuance has set March 22, 2007 as the date for the Annual Meeting of Stockholders. The meeting will be held at 9:00 AM at the company’s offices in Burlington, Massachusetts. As previously disclosed, the record date for determining Nuance stockholders entitled to vote at the Annual Meeting of Stockholders has been fixed as the close of business on January 22, 2007. This Supplement supplements and amends the Proxy Statement in order to add information regarding Proposal 2, an amendment to the company’s 2000 Stock Plan.
On March 15, 2007, Nuance announced that its Board of Directors has approved an amendment to its 2000 Stock Plan, to reduce the proposed increase in the number of shares subject to the plan from 6,500,000 to 3,800,000, which will result in a total of 20,050,000 shares of common stock being reserved for issuance under the 2000 Stock Plan. The proposed 3,800,000 share increase will reduce the potential dilutive impact of the 2000 Stock Plan on other stockholders as compared to the originally proposed 6,500,000 share increase.
One of the proposals being voted on at the 2007 Annual Meeting of Stockholders is the approval of the 2000 Stock Plan, as amended and restated to increase the total number of shares available for issuance under the plan to 20,050,000. Nuance’s board of directors recommends that you vote, or give instruction to vote, “ FOR ” the 2000 Stock Plan, as so amended.
A copy of this supplement to the Proxy Statement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated March 15, 2007, and filed with the SEC on March 15, 2007. A copy of the amended and restated 2000 Stock Plan was filed as Exhibit 10.1 to such Form 8-K and is incorporated herein by reference.